Exhibit 99.1

bioAffinity Technologies Reports First Quarter 2025 Results

CyPath® Lung sales up 276% year-over-year

SAN ANTONIO, Texas (May 15, 2025) – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on the need for accurate, noninvasive tests for the detection of early-stage lung cancer and other lung diseases, today reported financial results for the three months ended March 31, 2025.

Key Highlights

●	Generated revenue of $1.9 million in the first quarter of 2025.
●	CyPath® Lung sales up 276% year-over-year in the first quarter of 2025.
●	Reported strong results from the Texas beta launch of CyPath® Lung, with first-quarter test sales building on the momentum of more than 600 tests delivered in 2024.
●	Announced strategic actions expected to reduce annual costs by approximately $3.8 million while expanding sales focus on high-margin diagnostics like CyPath® Lung.
●	Released multiple patient case studies highlighting CyPath® Lung’s impact in real-world clinical settings, including early detection of second primary lung cancer and avoidance of unnecessary invasive procedures.
●	Received acceptance of a new patent application from the Australian Patent Office, strengthening international IP protection for CyPath® Lung and expanding global commercialization potential.
●	Subsequent to the end of the first quarter, announced improvements to CyPath® Lung processing that increased data acquisition throughput by 50% and reduced unit cost by more than 25%, enhancing efficiency without compromising test performance.

Management Commentary

“We began 2025 with strong momentum, delivering 276% year-over-year growth in CyPath® Lung sales and expanding our commercial footprint across the U.S.,” said Maria Zannes, President and Chief Executive Officer of bioAffinity Technologies. “Our first-quarter results reflect both the growing demand for our noninvasive lung cancer diagnostic and the successful execution of our strategy to focus on high-value services and operational efficiency.

“During the quarter, we took decisive actions to streamline operations at our subsidiary lab by reducing labor costs, implementing operational efficiencies and discontinuing certain pathology services with suboptimal profit margins. These targeted actions will reduce costs approximately $3.8 million annually and accelerate the commercial growth of CyPath® Lung. These changes are already translating into margin improvements and enhanced resource allocation in support of our commercialization goals.

“In parallel, patient case studies continue to underscore the diagnostic power of CyPath® Lung in real-world settings — from avoiding unnecessary invasive procedures to identifying secondary or recurrent cancers. As we move forward, we’re encouraged by the clinical and economic validation that supports our growth, including recent operational enhancements that have increased our test throughput by 50% and lowered per-test cost by over 25%.

“We remain committed to expanding access to CyPath® Lung for patients at risk of lung cancer and advancing new diagnostics for diseases like COPD and asthma,” Zannes added. “With every test delivered, we’re improving outcomes for patients and delivering value to our shareholders.”

First Quarter 2025 Financial Results

Revenue for the quarter ended March 31, 2025, was $1.9 million. Revenue was primarily generated from patient service fees, histology services, and medical director fees.

Operating expenses for the first quarter of 2025 were $4.5 million, compared with $4.4 million in the first quarter of 2024.

Direct costs and expenses for the first quarter of 2025 were $1.4 million, down 13% from $1.6 million in the prior-year period, primarily due to targeted strategic actions implemented in March 2025. Research and development expenses decreased 7% year-over-year to $367,000, reflecting lower employee compensation and lab supply costs. Clinical development expenses rose to $138,000, driven by higher professional fees supporting the Company’s pivotal clinical trial strategy.

Selling, general and administrative expenses were $2.5 million for the first quarter of 2025, up from $2.2 million in the same period last year. The increase was primarily driven by higher employee compensation related to administrative and sales functions, reflecting the addition of personnel and support services to scale the commercialization of CyPath® Lung.

Net loss for the quarter ended March 31, 2025, was $2.7 million, or $0.16 per share, compared with a net loss of $2.0 million, or $0.20 per share, for the first quarter of 2024.

Cash and cash equivalents as of March 31 2025, were $0.4 million, compared with $1.1 million as of December 31, 2024. Subsequent to the end of 2024, bioAffinity Technologies raised gross proceeds of $1.4 million through the inducement of warrant exercises in February 2025 and $3.3 million in a public offering in May 2025.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding announced strategic actions reducing annual costs by approximately $3.8 million while expanding sales focus on high-margin diagnostics like CyPath® Lung; international patents expanding CyPath® Lung’s global commercialization potential; the targeted actions accelerating the commercial growth of CyPath® Lung; patient case studies continuing to underscore the diagnostic power of CyPath® Lung in real-world settings; and expanding access to CyPath® Lung for patients at risk of lung cancer and advancing new diagnostics for diseases like COPD and asthma. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to reduce costs while expanding sales of high-margin diagnostics; the Company’s ability to accelerate the commercial growth of CyPath® Lung; the Company’s ability to advance new diagnostics for diseases like COPD and asthma; and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

Investor Relations
Dave Gentry
RedChip Companies Inc.
1-800-RED-CHIP (733-2447)
Or 407-491-4498
BIAF@redchip.com

bioAffinity Technologies, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2025	December 31, 2024
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$444,706	$1,105,291
Accounts and other receivables, net	963,744	1,139,204
Inventory	38,782	27,608
Prepaid expenses and other current assets	416,550	422,995

Total current assets	1,863,782	2,695,098

Non-current assets:
Property and equipment, net	382,409	375,385
Operating lease right-of-use asset, net	431,746	463,011
Finance lease right-of-use asset, net	684,629	780,872
Goodwill	1,404,486	1,404,486
Intangible assets, net	760,556	775,139
Other assets	19,675	19,676

Total assets	$5,547,283	$6,513,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,381,578	$987,311
Accrued expenses	1,370,735	1,398,722
Unearned revenue	24,404	24,404
Operating lease liability, current portion	130,342	127,498
Finance lease liability, current portion	403,584	395,301
Notes payable, current portion	104,766	171,669

Total current liabilities	3,415,409	3,104,905

Non-current liabilities
Operating lease liability, net of current portion	308,415	342,098
Finance lease liability, net of current portion	335,899	444,448
Notes payable, net of current portion	48,156	20,180

Total liabilities	4,107,879	3,911,631

Commitments and contingencies (See Note 11)

Stockholders’ equity:
Preferred stock, no shares issued or outstanding at March 31, 2025, and December 31, 2024, respectively	—	—
Common stock, par value $0.007 per share; 100,000,000 shares authorized; 18,255,825 and 15,576,674 shares issued and outstanding as of March 31, 2025, and December 31, 2024, respectively	124,777	106,593
Additional paid-in capital	57,619,354	56,139,753
Accumulated deficit	(56,304,727)	(53,644,310)
Total stockholders’ equity	1,439,404	2,602,036

Total liabilities, and stockholders’ equity	$5,547,283	$6,513,667

bioAffinity Technologies, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2025	2024

Net Revenue	$1,853,597	$2,406,391

Operating expenses:
Direct costs and expenses	1,367,860	1,573,441
Research and development	367,386	393,639
Clinical development	138,353	48,960
Selling, general and administrative	2,452,549	2,185,944
Depreciation and amortization	154,588	149,637

Total operating expenses	4,480,736	4,351,621

Loss from operations	(2,627,139)	(1,945,230)

Other income (expense):
Interest income	542	6,127
Interest expense	(15,485)	(23,550)
Other income	2	4,510
Other expense	(9,642)	—

Total other expense	(24,583)	(12,913)

Net loss before provision for income taxes	(2,651,722)	(1,958,143)

Income tax expense	(8,695)	(3,672)

Net loss	$(2,660,417)	$(1,961,815)

Net loss per common share, basic and diluted	$(0.16)	$(0.20)

Weighted average common shares outstanding, basic and diluted	16,257,456	9,915,426

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